UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2006

ARDENT ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51115	1635240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Kellum Place, Suite 205, Garden City, New York	11530
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 739-1017

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2006, Ardent Acquisition Corporation (the “Company”) entered into a Stock Purchase Agreement with certain stockholders and Letter Agreements with other stockholders (each stockholder is a “Seller” and are collectively the “Sellers”) of Avantair, pursuant to which the Company agreed to acquire from the Sellers all of Avantair’s issued and outstanding capital stock.

On December 15, 2006, Ardent and the stockholders of Avantair, Inc. amended the Stock Purchase Agreement, dated October 2, 2006, to reduce the number of shares of Ardent common stock to be issued at closing, to be held in escrow and which may be issued as contingent deferred payments. This reduction related to Avantair’s repurchase in November 2006 of the shares of Avantair common stock beneficially owned by Avantair’s former chairman for a price of approximately $1.59 per share. As a result of this amendment, the number of shares of Ardent common stock to be issued at closing, to be held in escrow and which may be issued as contingent deferred payments were reduced on a share-for-share basis equal to the number of shares so repurchased, resulting in a 4.5% reduction in the purchase price.

The entire text of the Amendment to the Stock Purchase Agreement is furnished as Exhibit 2.1.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 2.1	Amendment to Stock Purchase Agreement, dated as of December 15, 2006, between Ardent Acquisition Corp. and the Stockholders of Avantair, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2006	ARDENT ACQUISITION CORPORATION

	By:	/s/ Marc H. Klee
	Name:	Mark H. Klee
	Title:	President and Chief Financial Officer